June 17, 2011

United States

Securities and Exchange Commission

Washington, D.C. 20549

Re:	Insignia Systems, Inc. Form 10-K for the fiscal year ended December 31, 2010 Filed March 16, 2011 Form 10-Q for the quarter ended march 31, 2011 File No. 1-13471

Attn:  Terry French for Larry Spirgel, Assistant Director

The registrant requests an extension until June 30, 2010, of the time to file a response to the Commission’s comment letter dated June 9, 2011.

Sincerely,

John C. Gonsior

Chief Financial Officer